EXHIBIT 3.1

AMENDMENT NO. 1 TO THE BYLAWS OF

AMERICAN REALTY CAPITAL PROPERTIES, INC.

This Amendment No. 1 (this “Amendment”) to the bylaws of American Realty Capital Properties, Inc., a Maryland corporation (the “Bylaws”), is being adopted pursuant to Section 7.07 of the Bylaws. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Bylaws.

RECITALS:

1. The Bylaws of American Realty Capital Properties, Inc. are hereby amended by the insertion of a new Section 3.11, after the existing Section 3.10 and before the existing Section 3.11, as follows:

“3.11 Conflicts Committee.

(a) General. There is hereby established a Conflicts Committee of the Board of Directors (the “Conflicts Committee”). The members of the Conflicts Committee shall be appointed by the Board of Directors and shall consist of four directors, all of whom shall be Independent Directors (as defined below), and which shall include each of the two Cole Designees (as defined below) (or their successors) to the extent such person still serves as a director on the Parent Board, in accordance with the Agreement and Plan of Merger, dated as of October 22, 2013 (the “Merger Agreement”) by and among the Corporation, Clark Acquisition, LLC and Cole Real Estate Investments, Inc. (“Cole”).

(b) Material Contracts and Transactions.

(i)                 Any material contract or material transaction (or any material amendment, modification or termination of any material contract or the terms of any material transaction) by the Corporation or any Subsidiary (as defined below) with, and any agreement by the Corporation or any Subsidiary to provide material goods or services to, or to receive material goods or services from, any Affiliated Entity (as defined below) shall be subject to the prior majority approval of the Conflicts Committee, except to the extent set forth in Section 3.11(b)(ii).

(ii)               The Corporation or any Subsidiary may enter into any material contract or transaction that would otherwise require the approval of the Conflicts Committee pursuant to Section 3.11(b)(i), without the approval of the Conflicts Committee, if the Corporation first receives a fairness opinion from an independent, nationally-recognized investment bank (which investment bank shall not be RCS Capital Corporation, an Affiliate of Mr. Schorsch or an Affiliate of any officer of the Corporation or any member of the Board of Directors).

(iii)             For the avoidance of doubt, in addition to any requirements under Section 3.11(b)(i) and (ii), any material contract or transaction of the type described in Section 3.11(b)(i) and (ii) shall be subject to the approval, if any, mandated by the Corporation’s governance guidelines for contracts or transactions of such type.

(iii) Notwithstanding the foregoing, the entry into the services agreement, dated as of June 10, 2013, by and between AR Capital, LLC and RCS Advisory Services, LLC and the transition services agreement, dated as of October 21, 2013, by and among the Corporation, the Operating Partnership (as defined below), ARC Advisory Services, LLC and American Realty Capital Advisors LLC. (together, the “Services Agreements”) shall not be subject to prior approval pursuant to Section 3.11(b)(i); and

(iv) The provisions of Section 3.11(b)(i) and (ii) above shall only be amended with the prior majority approval of the Conflicts Committee.

(c) Self-Management. The Conflicts Committee shall also have the power to monitor compliance with the following:

(iv)             the obligation under the Merger Agreement that all management and operational functions of the Corporation (other than functions provided pursuant to the Services Agreements and other than transfer agency services that may be provided by American National Stock Transfer, LLC, all of which shall be on arm’s-length terms and on terms no less favorable to the Corporation than those the Corporation could obtain from unrelated third parties) shall be provided solely by personnel of the Corporation or the Subsidiaries, or by third-party vendors retained in the ordinary course of business that are not Affiliated Entities;

(v)               the obligation under the Merger Agreement that except as provided in the Services Agreements, all executives and other personnel of the Corporation or the Subsidiaries (other than Mr. Nicholas S. Schorsch) shall be exclusively employed and compensated by the Corporation or such applicable Subsidiary;

(vi)             the obligation under the Merger Agreement that the Corporation shall operate separately from, and have separate headquarters (which need not be located in a separate building) and a separate business identity from, AR Capital, LLC and RCS Capital Corporation;

(vii)           the obligation under the Merger Agreement that AR Capital, LLC, the Corporation and Mr. Schorsch shall execute an agreement providing that, from and after the closing of the merger between Cole and Clark Acquisition, LLC, none of AR Capital, LLC, Mr. Schorsch or any Affiliate of the foregoing (other than, for the avoidance of doubt, the Corporation or any Subsidiary) shall be permitted to sponsor or raise capital for any non-traded real estate investment trust or similar offerings whose primary investment strategy is to invest in U.S. single-tenant, net-leased properties (“U.S. Net Lease REITs”) (provided that such restriction shall terminate at such time as none of the Corporation or any Subsidiary is in the business of sponsoring or raising capital for any U.S. Net Lease REITs); provided, however, nothing herein shall prohibit RCS Capital Corporation from raising money for U.S. Net Lease REITs that are not Affiliates of AR Capital, LLC, Mr. Schorsch, or any of their Affiliates; and.

(viii)         compliance with the Service Agreements.

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For purposes of this Section 3.11:

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Entity” shall mean any of the following: AR Capital, LLC (or its successors and assigns), RCS Capital Corporation (or its successors and assigns) and any Person that is an Affiliate of AR Capital, LLC, RCS Capital Corporation, Nicholas Schorsch, any member of the Board of Directors or any executive officer of the Corporation (other than, in each case, the Corporation and the Subsidiaries).

“Cole Designee” shall mean the directors selected by the Board in accordance with Section 2.7 of the Merger Agreement.

“Independent Directors” shall mean those directors that meet the definition of “independent director” set forth in the rules and regulations of the NASDAQ Capital Market for companies listed on the NASDAQ Capital Market (or if the common stock is listed on another national securities exchange, on such national securities exchange) and any applicable regulations promulgated by the Securities and Exchange Commission.”

“Subsidiary” shall mean Cole REIT III Operating Partnership, LP, a Delaware limited partnership, the Operating Partnership of the Corporation (the “Operating Partnership”), and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Corporation and/or the Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Corporation and/or any Person that is a Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) the Corporation and/or the Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

2. All sections in Article 3 after the existing Section 3.10 shall be re-numbered accordingly for the insertion of this Section 3.11.

3. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms contained in the Bylaws, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Bylaws specifically referred to herein. After the date hereof, any reference to the Bylaws shall mean the Bylaws, as modified hereby.

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